Exhibit 99.1

FINAL — FOR IMMEDIATE RELEASE	CONTACT: PAUL VITEK, CFO
(972)401-0090

Release #06-14
CARBO CERAMICS INC. ANNOUNCES DELAY IN RUSSIA PLANT COMPLETION
Irving, Texas (December 1, 2006) — CARBO Ceramics Inc. (NYSE: CRR) announced today that the planned completion of its manufacturing facility in Kopeysk, Russia will be delayed beyond its originally anticipated date of year-end 2006. The delay is due primarily to a disagreement with a local contractor, and the company is moving forward with an alternative plan for completion of the work. The company anticipates completion of the plant during the first quarter of 2007 and start-up of the plant during the first half of 2007. The company added that the start-up of the plant remains subject to receipt of certain governmental permits, the timing of which is not within the company’s control.
The company’s President and CEO, Gary Kolstad, stated, “While we are disappointed by this delay, we are committed to the Russian market for the long term, and this does not alter our plans. We are actively marketing our products and services in Russia and believe we can contribute to increased production and recovery rates in oil and gas reservoirs in this important region. The start-up of this facility will be complicated by logistical and permitting issues, but we are moving towards this target as quickly as possible and will keep our shareholders and customers updated on progress. In the interim, we will be able to supply the Russian market with quality ceramic proppant from our other global manufacturing facilities.”
The company expects the delay to increase the total capital cost of the facility approximately seven to eight percent above its planned cost of $42 million. Until the plant is operational, the company expects to satisfy demand in Russia from the company’s other global manufacturing locations. Any impact on revenue or net income will depend on the actual start-up date of the facility and the final terms of sales agreements with customers in Russia, and cannot be quantified at this time.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are ongoing construction risks, changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.

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